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EXHIBIT 99.1


PRESS RELEASE


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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                                Enfield, CT 06083

CONTACT:  David J. O'Connor, President and CEO                       Page 1 of 3
          (860) 253-5200

                NEW ENGLAND BANCSHARES, INC. REPORTS EARNINGS FOR
                      QUARTER ENDED SEPTEMBER 30, 2002 AND
                           APPOINTMENT OF NEW DIRECTOR


ENFIELD, CT, October 31, 2002--New England Bancshares, Inc. (the "Company") (OTC: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank") reported second quarter earnings of $201,000, an increase of $57,000 or 40% from $144,000 reported in the same quarter a year ago. The growth in earnings resulted primarily from asset growth and a lower cost of funds due to lower market interest rates offset by increased noninterest expense primarily due to branch expansion. The return on average assets for the quarter ended September 30, 2002 was 0.54% compared to 0.46% for the same period last year.

President and CEO David J. O'Connor stated, "Our customers tell us they like our hands-on way of doing business. Our added capital and the improved earnings over the last several quarters provide an opportunity for growth. We are all very excited about our new branches in Manchester and Windsor Locks."

Earnings per share for the quarter ended September 30, 2002 amounted to $0.10. Because NEBS issued shares in June 2002, per share earnings are not applicable for prior comparative periods and therefore are not presented.

At September 30, 2002, total assets were $149.6 million, an increase of $14 million, or 10%, from March 31, 2002 and up $23 million or 18% from a year ago. Loans outstanding increased $10 million or 13% to $86.7 million compared to $76.3 million a year ago. Compared to last year, Investment Securities increased $5 million and short-term investments, including federal funds and money market mutual funds, increased $3 million. Cash and due from banks also increased by $3.5 million from last year.

For the 12 months ended September 30, 2002, Deposits increased $8.5 million and borrowings from the Home Loan Bank of Boston increased $5.2 million. Shareholders' equity increased $8.5 million, primarily due to the $7.7 million in proceeds from the initial stock offering in June of 2002.

Net  interest  income for the  quarter  amounted  to  $1,271,000  an increase of
$348,000 from the same quarter last year, primarily due to growth in interest-earning assets. The Company's net interest margin for the quarter ended September 30, 2002 was 3.72% compared to 3.33% in the year earlier quarter.


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New England Bancshares, Inc.                                         Page 2 of 3


During the quarter ended September 30, 2002, the Bank opened a full service branch in the Dexter Shopping Plaza in Windsor Locks. The Bank also completed the purchase and refurbishing of the former First Federal Savings & Loan Association of East Hartford Branch property on Main Street in Manchester. This new full service branch opened on October 9th.

Noninterest income for the quarter was $98,000 an increase of $8,000 or 9% from $90,000 reported for the same period last year. Fees earned from deposit related services rose $13,000 when compared to last year's quarter, because of new deposit accounts.

Total noninterest expenses for the quarter were $1,016,000, an increase of $248,000 or 32% from $768,000 for the quarter ended September 30, 2001. The increase was primarily the result of additions to staff and other expenses relating to the two new branch banking locations.

Effective today, Lucien P. Bolduc has been appointed to the Board of Directors of the Company, Enfield Mutual Holding Company (the mutual holding company of the bank), and the Bank. Mr. Bolduc will serve the remaining term of former director Robert T. Mercik.

Mr. Bolduc has practiced public accounting since graduation from Bryant College in 1982 with a Bachelor of Science in Business Administration. Since graduation, he has worked with firms whose clientele are comprised primarily of closely held businesses, providing both accounting and tax services. Mr. Bolduc became a CPA in 1984 and is a member of the American Institute of Certified Public Accountants as well as the Connecticut Society of Certified Public Accountants.

Certain statements in this press release are "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to: general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services. The forward-looking statements are made of the date of this release and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings with six banking centers servicing the communities of Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.


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New England Bancshares, Inc.                                         Page 3 of 3



                               STATISTICAL SUMMARY
                                   (UNAUDITED)
          (DOLLARS IN THOUSANDS, EXCEPT FOR RATIOS AND PER SHARE DATA)



PERIOD ENDING SEPTEMBER 30          THREE MONTHS           SIX MONTHS
                                    2002     2001        2002       2001

Net interest income               $1,271     $923       $2,438    $1,830
Provision for loan losses            $60      $36         $120       $72
Noninterest income                   $98      $90         $201      $222
Noninterest expenses              $1,016     $768       $1,870    $1,576
Net income                          $201     $144         $441      $258
Earnings per share                 $0.10     N/A          N/A      N/A
Average Shares outstanding     2,049,875     N/A          N/A      N/A




              BALANCE SHEET DATA AT
              SEPTEMBER 30,
                                                2002                 2001

              Total assets                  $149,609             $127,115
              Total loans                    $86,686              $76,294
              Loan loss reserve                 $893                 $665
              Total deposits                $119,114             $110,561
              Total equity                   $22,933              $14,428
              Shares outstanding           2,049,875                  N/A
              Book value per share            $11.19                  N/A

              KEY RATIOS QUARTER ENDED
              SEPTEMBER 30,

              Return on average assets          0.54%                0.46%
              Return on average equity          3.53%                4.78%
              Net interest margin               3.72%                3.33%


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